Exhibit 99.3
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of S. Theis Rice
Senior Vice President and Chief Legal Officer
October 23, 2015

Thank you, Gail - and good morning.

For purposes of today’s remarks, I will refer to Trinity Industries and Trinity Highway Products together as the “Company,” the Federal Highway Administration as the “FHWA,” and the American Association of State Highway and Transportation Officials as “AASHTO.” I will also refer to Texas A&M Transportation Institute as “TTI” and the National Cooperative Highway Research Program - Report 350 as “Report 350.”

As previously reported, the Company has received an adverse jury verdict in a False Claims Act case involving claims of fraud and product defect pertaining to the Company’s ET Plus® guardrail end terminal system. In June 2015, the Federal District Court entered judgment on the verdict. Because the Company believes the evidence presented at trial clearly showed no fraud was committed, the Company has filed a Notice of Appeal with the United States Court of Appeals for the Fifth Circuit. We currently anticipate the Fifth Circuit will issue a briefing schedule before the end of the first quarter 2016, at which time we will better understand the timing of the appellate process for this matter.

With respect to the product itself, the FHWA reported earlier this year that the ET Plus® System had successfully passed eight additional crash tests performed in accordance with Report 350 test matrices, the applicable and nationally-recognized testing criteria and performance evaluation standards. Additionally, an FHWA and AASHTO joint task force was formed to evaluate certain features of the ET Plus® System. Upon completing its evaluation, the task force confirmed - contrary to allegations in the False Claims Act case - that there was no evidence of multiple versions of the ET Plus® System and that the ET Plus® Systems used in the eight crash tests were representative of ET Plus® Systems installed on the nation’s roadways.

The FHWA also formed a separate joint task force to conduct an in-service evaluation of the ET Plus® System. The task force was comprised of representatives from the FHWA, AASHTO, state Departments of Transportation, and several independent experts. As part of this evaluation, the task force was to determine if there was any evidence of performance limitations unique to the ET Plus® System, and the degree to which any such performance limitations extended to other brands of extruding, w-beam guardrail terminals. On September 11th of this year, the joint task force published its findings and conclusions, which included, among others, that there are no in-service performance limitations unique to the ET Plus® System; that there will be real-world crash conditions which exceed the performance expectations of all brands of w-beam guardrail end terminals such as improper system placement or installation, and improper or delayed maintenance or repair, to name a few; and that after months of reviewing real-world crash data from across the country, there was no reason to conduct further testing of the ET Plus® System or other Report 350-compliant, extruding w-beam guardrail end terminal systems.

A separate false claims case has been filed under state law in the Commonwealth of Virginia by the same party who filed the federal False Claims Act case in the Eastern District of Texas. The Commonwealth has elected to join the litigation. In a decision we believe was motivated by this litigation, the Virginia Department of Transportation, or VDOT, recently conducted six separate crash tests of the ET Plus® System. All six tests were non-standard under Report 350 test criteria. Two Company representatives and a representative from TTI, the product’s designer, were allowed to conduct limited inspections at the test site. During these inspections the Company and TTI observed, and noted to VDOT, multiple conditions that were inconsistent with Report 350 test criteria. However, VDOT generally ignored the inconsistencies the Company brought to their attention. In the Company’s opinion, the last two crash tests were staged with arbitrary impact conditions contrived to provoke a failed test.

TTI stated that it has no confidence in the six crash tests performed by VDOT and also characterized VDOT’s tests as arbitrary and non-standard. The Company shares TTI’s lack of confidence. Further, TTI and the Company agree that changing the criteria under which crash tests are conducted is not only unsound and of utmost concern, but altogether indefensible when one roadside safety product is tested to a different set of standards than all others.

The results of VDOT’s tests have not yet been published. However, based on the Company’s and TTI’s limited inspections and review of video footage of each test, there was no spearing or other intrusion of any test vehicle by the ET Plus® System. Please refer to www.etplusfacts.com/virginia for more information on this issue.

The Company is also aware of five false claims act-related cases filed under state law by the same party. In each of these five cases, the respective state Attorney General has filed a Notice of Election to Decline Intervention in the matter. Indiana; Delaware; Iowa; Rhode Island; Tennessee

In conclusion, the ET Plus® System is the most crash tested guardrail end terminal of its type. Two joint task forces charged with evaluating the ET Plus® System and its in-service performance have reported their respective findings and conclusions. In what has been described as the most thorough evaluation ever conducted on a single class of roadside hardware, the FHWA has confirmed that the ET Plus® System has been thoroughly crash tested, that the product complies with Report 350 crash test criteria and performance evaluation standards, and that it has undergone an in-service performance review validating that in-service performance limitations associated with all extruding end terminal systems are not unique to the ET Plus® System. This confirmation of ET Plus crashworthiness when properly installed, maintained and repaired further ratifies the FHWA’s consistent position since 2005 - that the ET Plus® System is acceptable for use on the nation’s roadways and has an unbroken chain of eligibility for reimbursement under the Federal-aid Highway Program. The Company is currently receiving inquiries from customers for potential purchases of ET Plus® systems, and will resume shipment of the product as orders are received and accepted.

Our third quarter 10-Q will be filed today. In Note 18 of the 10-Q we provide additional information on the foregoing and other Company legal matters. For additional information and details on the Company’s positions on these and related issues, please refer to www.etplusfacts.com

I will now turn the call over to Tim.